UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Second Quarter 2025 Update

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about the completion of the D&B and JANA transactions, our buyback program, the Company’s strategic plans, the impact of our actions on shareholder value and net asset value, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination or inability to complete the D&B and JANA transactions; risks associated with repayment of our outstanding debt and our capital allocation strategy; risks associated with the use of proceeds to be received as a result of the D&B transaction; risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including among others, consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates, commodity prices, inflation levels, changes in trade policy, tariffs on goods, and supply chain disruptions; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and risks associated with being the subject of a proxy contest.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission (the “SEC”).

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Important Additional Information and Where to Find It

Cannae intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from Cannae’s shareholders for Cannae’s 2025 annual meeting of shareholders. CANNAE’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ CANNAE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that Cannae files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of Cannae’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Certain Information Regarding Participants in the Solicitation

Cannae, its directors (Douglas K. Ammerman; William P. Foley, II; Hugh R. Harris; C. Malcolm Holland; Mark D. Linehan; Frank R. Martire; Erika Meinhardt; Barry B. Moullet; William T. Royan; James B. Stallings, Jr.; Woodrow Tyler; and Frank P. Willey) and certain of its executive officers (Ryan R. Caswell, Chief Executive Officer; Bryan D. Coy, Chief Financial Officer; Peter T. Sadowski, Executive Vice President and Chief Legal Officer; and Michael L. Gravelle, Executive Vice President, General Counsel, and Corporate Secretary) and other employees may be deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from Cannae’s shareholders in connection with the matters to be considered at Cannae’s 2025 annual meeting of shareholders. Information regarding the names of Cannae’s directors and executive officers and certain other individuals and their respective interests in Cannae, by security holdings or otherwise, is set forth in the sections entitled “Compensation Discussion and Analysis and Executive and Director Compensation,” “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers,” and “Executive Compensation” of Cannae’s Proxy Statement on Schedule 14A in connection with the 2024 annual meeting of shareholders, filed with the SEC on April 26, 2024 (available here), Cannae’s Form 10-K/A, filed with the SEC on April 30, 2025 (available here), and Cannae’s Annual Report on Form 10-K, filed with the SEC on February 27, 2025 (available here). Supplemental information regarding the participants’ holdings of Cannae’s securities can be found at no charge in SEC filings on Statements of Change in Ownership on Form 3 or Form 4 filed with the SEC on July 2, 2025 for Douglas K. Ammerman (available here); May  14, 2025 for William P. Foley, II (available here); July  2, 2025 for Hugh R. Harris (available here); July  2, 2025 for Erika Meinhardt (available here); June 2, 2025 and June  3, 2025 for William T. Royan (available here and here); and June 2, 2025, June 3, 2025 and July  2, 2025 for Woodrow Tyler (available here, here and here). Such filings are also available at no charge by clicking the “SEC Filings” link in the “Financials” section of Cannae’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in Cannae’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2025 annual meeting of shareholders, if and when they become available. These documents will be available free of charge as described above.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Fellow Shareholders,

The Cannae Board and management team remain focused on executing our strategic plan to increase shareholder value. In the second quarter, we made significant progress on each of our three key strategic priorities, through rebalancing our portfolio away from existing public investments, investing opportunistically in attractive companies that we believe will deliver outsized returns, and returning capital to our shareholders. Furthermore, we continued to focus on improving the performance of Cannae’s existing portfolio companies to maximize their value.

We are committed to executing on our plan to deliver incremental results to our shareholders. Below are some select highlights from this quarter:

Cannae Holdings, Inc.

●	In the second quarter and through August 8, 2025, Cannae repurchased 7.6 million shares, or approximately 11.9% of its shares outstanding, returning $149 Million to our shareholders
●	On August 7, 2025, the Board increased Cannae’s dividend by 25%, declaring a $0.15 per share dividend payable on September 30, 2025, to shareholders of record on September 16, 2025
●	In aggregate, Cannae has now returned $887 Million to shareholders since May 2021, by repurchasing 43% of our shares outstanding, and paying $38 Million in quarterly dividends
●	Cannae appointed two new independent Directors to our Board with significant investment and governance experience
●	In advance of the Dun & Bradstreet transaction closing, Cannae borrowed an additional $40 Million on its margin loan to fund share repurchases and which will be repaid upon closing
●

As of the market close on Friday, August 8, Cannae’s stock price traded at a 26.6% discount to NAV, near the narrowest discount in more than three years and well below the near 40% discount at the beginning of 2025

Dun & Bradstreet

●	The sale of Dun & Bradstreet, Cannae’s largest asset, is expected to close in the third quarter 2025
●	Upon closing, Cannae will have received an aggregate $630 Million in cash proceeds, consisting of $90 Million from the sale of 10 million DNB shares pre-closing and $540 Million in cash at closing
●	Cannae expects to utilize approximately $501 Million of these proceeds to
●	repurchase at least $300 Million of its common shares,
●	repay all $141 Million outstanding under its existing margin loan, and
●	retain $60 Million for future quarterly dividends to shareholders

Black Knight Football (BKFC)

●	BKFC continues to see success on multiple fronts.
●	BKFC completed a $130 Million capital raise in which Cannae participated for $50 Million
●	AFC Bournemouth (AFCB) finished the 2024-25 season in 9th place with 56 points, a new club record which surpassed a club record set in the previous campaign
●	AFCB continued its commercial success with double-digit revenue growth in FY 2025
●	AFCB sold Dean Huijsen to Real Madrid and Milos Kerkez to Liverpool for combined transfer fees of nearly $120 Million, a profit before fees of $81 Million on the initial purchase price
●	AFCB continues to make progress on a 2 phased stadium renovation with the first phase planned to be opened by the start of the 2026/7 season
●	FC Lorient finished the season in first place with 71 points, earning promotion back to Ligue 1, the highest level of the French football league system
●	Hibernian FC completed the 2024/2025 season in 3rd place in the Scottish Premier League table, its best result since the 2020/21 season, and qualified for European competition

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

●

Black Knight Football acquired a majority interest in Moreirense FC, a Portuguese Primeira Liga (1st division) football club. This league is well known for developing world-class players and attracting South American players, both of which are critical for the BKFC player development pathway

Alight

●	Revenue was $528 Million for the quarter ended June 30, 2025, compared to $538 Million for the prior year quarter, a decrease of 1.9%
●

Net loss from continuing operations for the quarter ended June 30, 2025, was $1,073 Million and included a $983 Million non-cash impairment of goodwill associated with its Health Solutions reporting unit

●	Adjusted EBITDA improved significantly for the quarter ended June 30, 2025, to $127 Million compared to $105 Million for the prior year quarter which represents a $22 Million increase, or 21% growth
●	Adjusted EBITDA Margin for the quarter ended June 30, 2025, expanded by 460 basis points to 24.1% of revenue compared to 19.5% in the prior year quarter
●	Free Cash Flow from continuing operations for the first half of 2025 increased to $102 Million, compared to $26 Million in the first half of prior year
●	Alight repurchased $20 Million of its common stock during the quarter and has $241 Million of remaining share buyback authorization

JANA Partners

●	The purchase of the remaining Jana stake is expected to close in the third quarter 2025
●	Upon closing Cannae will deliver $67.5 Million of cash for an additional 30% ownership stake bringing Cannae’s total ownership position to 50% as well as contribute $30 Million to Jana funds
●	We remain excited about the partnership as a source of ongoing cash flow and investment opportunities

We thank you for your continued support.

Sincerely,

RYAN R. CASWELL

Chief Executive Officer

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Select Portfolio Updates

Alight, Inc.

(NYSE: ALIT)

	Three Months Ended,

(In Millions) (Unaudited)	June 30, 2025	June 30, 2024
Total revenue	$528.0	$538.0
Net loss from continuing operations	$(1,073.0)	$(4.0)
EBITDA from continuing operations	$(954.0)	$130.0
Adjusted EBITDA from continuing operations	$127.0	$105.0

Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and 35 Million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.

Alight completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses, which is now called Strada, in July 2024. All comparative figures below refer to the continuing business unless otherwise noted.

Alight posted its second quarter 2025 results last Tuesday, reporting total revenue of $528 Million in the second quarter 2025 compared to $538 Million in the prior year quarter. Net loss from continuing operations for the quarter ended June 30, 2025, was $1,073 Million and included a $983 Million non-cash impairment of goodwill associated with its Health Solutions reporting unit.

In the second quarter of 2025, Alight generated significant improvement in Adjusted EBITDA from continuing operations, increasing $22 Million or 21.0%, to $127 Million from $105 Million in the prior year. This resulted in a 460 basis point improvement in the Adjusted EBITDA margin year-over-year to 24.1% as compared to 19.5% in the prior year. The company also generated Free Cash Flow of $102 Million in the first half of 2025, a strong improvement from $26 Million in the prior year first half.

Alight added new logos or expanded relationships with several clients this quarter including Thermo Fisher Scientific, Highmark Health, Reinsurance Group of America, Incorporated and Trinity Industries. At quarter end, the company had $2.2 Billion, or 95% of projected 2025 revenue under contract as well as $1.7 Billion for the full year 2026 and $1.2 Billion for the full year 2027.

The company announced a new relationship with Goldman Sachs Asset Management to advance Alight’s wealth solutions offering, adding to the value Alight brings to its clients and enabling growth in the category.

The company repurchased $20 Million of its shares during the quarter and at quarter end had $241 Million of share buyback authorization remaining. Additionally, in July 2025, Alight’s board declared a quarterly dividend of $0.04 per Alight share to be paid on September 15, 2025 to shareholders of record on September 2, 2025.

Management lowered its previous revenue guidance for 2025, projecting a revenue range of $2.28 Billion to $2.33 Billion, and reaffirmed its guidance for Adjusted EBITDA in the range of $620 Million to $645 Million and Free Cash Flow of $250 Million to $285 Million.

Cannae holds 40.5 million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of August 8, 2025, the aggregate gross value of these shares was approximately $154 Million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Black Knight Football

(Private)

Black Knight Football Club, LP (“Black Knight Football” or “BKFC”), a partnership led by our Vice Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across Black Knight Football’s network of owned and operated clubs, while driving both strong on-field performance and financial results. BKFC owns 100% of AFC Bournemouth (“AFCB” or the “Cherries”), a football club competing in the highest level of the men’s English football league system, the Premier League, as well as a majority interest in Moreirense Futebol Clube (Portuguese Primeira Liga) and minority interests in FC Lorient (French Ligue 1) and Hibernian FC (Scottish Premiership).

Black Knight Football

In June, BKFC acquired a majority interest in Moreirense Futebol Clube (“Moreirense FC”), a Portuguese Primeira Liga (first division) football club, founded in 1939 and based in Moreira de Cónegos, Portugal. By adding Moreirense FC, Black Knight Football enters Portugal, which is the 7th best league in Europe based on 2024-25 UEFA coefficient rankings and is known for its elite domestic talent and strong track record of developing world-class players. In addition, Portugal is an attractive destination for the best South American players (and especially Brazilian players) because it gives players time to adapt to European competition in a Portuguese-speaking market. Portugal also has no limit on non-EU players, which makes it a natural destination for South American players.

BKFC completed a $130 Million capital raise earlier in the year and also announced that it acquired Vitality Stadium, the home of the Cherries since 1910. This clears the way for Black Knight Football to enhance and expand the stadium to accommodate the club’s growing fanbase and add to the fan experience at Vitality.

AFC Bournemouth

The Cherries set a new club record for points in a Premier League campaign, completing the 2024/25 season in 9th position with 56 points, up from 12th place and 48 points in the 2023/24 season, which was itself a record points tally. In the FA Cup competition, the team qualified for the quarterfinals, matching the best finish ever for the club. The club’s growing popularity was recognized as the Cherries represented the Premier League again in the Summer Series US Tour 2025. AFCB played matches in New York/New Jersey, Chicago and Atlanta, along with Manchester United, Everton and West Ham.

As previously announced, on May 7th, Sportico released its annual list of the World’s 50 Most Valuable Football Clubs. Bournemouth made the list for the first time in its history, coming in at number 48 with a valuation of $630 Million based on the club’s 2023/24 revenue of $203 Million. AFC Bournemouth built on this success in the 2024/25 season, growing total revenue by double digits for the second consecutive year, and is starting the 2025/26 season with all major partnerships assets (Front of Shirt, Sleeve and Naming Rights) under contract.

In June 2025 AFC Bournemouth sold Dean Huijsen to Real Madrid and Milos Kerkez to Liverpool for combined transfer fees of nearly $120 Million, representing an aggregate profit before fees of $81 Million on their initial purchase.

FC Lorient

FC Lorient won 10 of its last 14 matches and ended the season in 1st place with 71 points, 2 points ahead of Paris FC in the Ligue 2 table, and earning a promotion back to Ligue 1.

Hibernian FC (Hibs)

The Hibs had a strong 2024/25 season, posting a 3rd place finish in the Scottish Premiership, the club’s best finish since the 2020/21 season and qualifying Hibernian to compete in the Europa League qualifying rounds. From mid-December through the end of the season, the club lost only three times in 25 matches across all competitions, winning 16 and unbeaten in 22 of them.

As of August 8, 2025, Cannae has $249 Million invested or committed to invest, representing an approximate 44% ownership interest in Black Knight Football.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

SECOND QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2025	2024
Three months ended June 30,

Restaurant revenue	$101.9	$107.6

Other operating revenue	8.3	10.4

Total operating revenues	110.2	118.0

Cost of restaurant revenue	90.8	92.1

Personnel costs	36.2	19.2

Depreciation and amortization	3.0	3.4

Other operating expenses, including asset impairments	41.1	26.3

Total operating expenses	171.1	141.0

Operating loss	(60.9)	(23.0)

Interest, investment and other income	4.8	0.7

Interest expense	(3.3)	(2.0)

Recognized losses, net	(76.2)	(145.9)

Total other income (expense), net	(74.7)	(147.2)

Loss before income taxes and equity in losses of unconsolidated affiliates	(135.6)	(170.2)

Income tax expense	(1.8)	(35.9)

Equity in (losses) earnings of unconsolidated affiliates	(95.7)	(14.6)
Net loss from continuing operations	(229.5)	(148.9)
Net loss from discontinued operations, net of tax	(11.0)	(6.1)
Less: net loss attributable to noncontrolling interests	(1.7)	—

Net loss attributable to Cannae Holdings, Inc. common shareholders	$(238.8)	$(155.0)

Per share amounts:
Net loss per share from continuing operations - basic	$(3.75)	$(2.39)
Net loss per share from discontinued operations - basic	(0.18)	(0.10)

Net loss per share attributable to Cannae common shareholders - basic	$(3.93)	$(2.49)
Net loss per share from continuing operations - diluted	$(3.75)	$(2.39)
Net loss per share from discontinued operations - diluted	(0.18)	(0.10)

Net loss per share attributable to Cannae common shareholders - diluted	$(3.93)	$(2.49)
Cannae weighted average shares outstanding - basic	60.8	62.2
Cannae weighted average shares outstanding - diluted	60.8	62.2

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

YEAR-TO-DATE STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2025	2024
Six months ended June 30,

Restaurant revenue	$201.0	$214.1

Other operating revenue	12.4	14.6

Total operating revenues	213.4	228.7

Cost of restaurant revenue	181.8	186.3

Personnel costs	50.4	42.4

Depreciation and amortization	6.1	6.7

Other operating expenses, including asset impairments	57.4	56.9

Total operating expenses	295.7	292.3

Operating loss	(82.3)	(63.6)

Interest, investment and other income	6.2	2.8

Interest expense	(7.1)	(4.6)

Recognized losses, net	(69.0)	(141.0)

Total other (expense) income	(69.9)	(142.8)

Loss before income taxes and equity in losses of unconsolidated affiliates	(152.2)	(206.4)

Income tax expense (benefit)	18.4	20.6

Equity in (losses) earnings of unconsolidated affiliates	(97.6)	3.0
Net loss from continuing operations	(268.2)	(224.0)
Net loss from discontinued operation, net of tax	(87.3)	(22.8)
Less: losses attributable to noncontrolling interests	(3.7)	(1.9)

Net loss attributable to Cannae Holdings, Inc. common shareholders	$(351.8)	$(244.9)

Per share amounts:
Net loss per share from continuing operations - basic	$(4.30)	$(3.34)
Net loss per share from discontinued operations - basic	(1.42)	(0.34)

Net loss per share attributable to Cannae common shareholders - basic	$(5.72)	$(3.68)
Net loss per share from continuing operations - diluted	$(4.30)	$(3.34)
Net loss per share from discontinued operations - diluted	(1.42)	(0.34)

Net loss per share attributable to Cannae common shareholders - diluted	$(5.72)	$(3.68)
Cannae weighted average shares - basic	61.5	66.5
Cannae weighted average shares - diluted	61.5	66.5

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

BALANCE SHEETS

(in Millions) (Unaudited)	June 30, 2025	December 31, 2024

Current assets:

Cash and cash equivalents	$66.7	$131.5

Short-term investments	—	6.2

Other current assets	17.9	23.5
Income tax receivable	10.9	35.7

Assets of discontinued operations held for sale	528.0	—

Total current assets	623.5	196.9
Investments in unconsolidated affiliates	629.9	764.9
Equity securities, at fair value	39.2	56.2
Lease assets	131.7	136.0
Property and equipment, net	53.0	61.8
Other intangible assets, net	14.1	15.1
Goodwill	53.4	53.4
Deferred tax asset	55.0	73.9
Other long term investments and noncurrent assets	186.0	178.8

Noncurrent assets of discontinued operations held for sale	—	691.9

Total assets	$1,785.8	$2,228.9

Current liabilities:

Accounts payable and other accrued liabilities, current	$89.4	$54.8

Lease liabilities, current	15.0	14.5

Deferred revenue	13.4	16.2

Notes payable, current	106.7	61.0

Total current liabilities	224.5	146.5

Notes payable, long-term	61.7	120.0

Lease liabilities, long-term	129.5	134.6

Accounts payable and other accrued liabilities, long-term	13.4	12.5

Total liabilities	429.1	413.6

Additional paid-in capital	2,035.4	2,013.3

Retained earnings	200.1	567.1

Treasury stock	(838.6)	(724.7)

Accumulated other comprehensive loss	(15.5)	(19.2)

Noncontrolling interests	(24.7)	(21.2)

Total equity	1,356.7	1,815.3
Total liabilities and equity	$1,785.8	$2,228.9

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited.

Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Alight management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight’s net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight’s (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations

(In Millions) (Unaudited)

Three months ended June 30,	2025	2024
Net loss from continuing operations(1)	$(1,073.0)	$(4.0)

Interest expense, net	22.0	33.0

Income tax (benefit) expense	(3.0)	2.0

Depreciation and amortization	100.0	99.0

EBITDA from continuing operations	(954.0)	130.0

Share-based compensation	5.0	20.0

Transaction and integration expenses (2)	5.0	19.0

Restructuring	36.0	18.0

(Gain) loss from change in fair value of financial instruments	28.0	(52.0)

(Gain) loss from change in fair value of tax receivable agreement	23.0	(31.0)

Other, including impairment (3)	984.0	1.0
Adjusted EBITDA from continuing operations	$127.0	$105.0

Revenue	$528.0	$538.0

Adjusted EBITDA Margin from continuing operations(4)	24.1%	19.5%

(1) Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.

(2) Transaction and integration expenses primarily relate to acquisition and divestiture activity.

(3) Other primarily includes a $983 Million non-cash goodwill impairment charge for the three and six months ended June 30, 2025 related to the Company’s Health Solutions reporting unit.

(4) Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Reconciliation of Cash Flows from Continuing Operations to Free Cash Flow From Continuing Operations

(In Millions) (Unaudited)

Six Months Ended June 30,	2025	2024
Cash provided by operating activities - continuing operations	$159.0	$93.0

Capital expenditures	(57.0)	(67.0)
Free Cash Flow	$102.0	$26.0

CANNAE HOLDINGS, INC. / SECOND QUARTER 2025 UPDATE

Corporate Information

MANAGEMENT TEAM

Ryan R. Caswell

Chief Executive Officer

Bryan D. Coy

Chief Financial Officer

Peter T. Sadowski

Chief Legal Officer

Michael L. Gravelle

General Counsel and Corporate Secretary

Brett A. Correia

Chief Accounting Officer

SECOND QUARTER 2025

CONFERENCE CALL DETAILS

Date: August 11, 2025

Time: 5:00 pm ET

Participant dial-in:

1-844-826-3035 (Domestic)

1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10200582. The telephonic replay will be available until 11:59 pm ET on August 25, 2025.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

Douglas K. Ammerman

Chairman of the Board

Cannae Holdings, Inc.

William P. Foley, II

Vice Chairman of the Board

Cannae Holdings, Inc.

Hugh R. Harris

Retired Chief Executive Officer

Lender Processing Services, Inc.

C. Malcolm Holland

Chairman and Chief Executive Officer

Veritex Holdings, Inc.

Mark D. Linehan

President and Chief Executive Officer

Wynmark Company

Frank R. Martire, Jr.

Managing Partner

Bridgeport Partners

Erika Meinhardt

Director

Cannae Holdings, Inc.

Barry B. Moullet

Supply Chain Consultant

Board Member

CiCi’s Pizza

William T. Royan

Founding Partner

Markets Infrastructure Partners, LP

James B. Stallings, Jr.

Managing Partner

PS27 Ventures, LLC

Woodrow Tyler

Investment Committee Member

Michigan Health Endowment Board

Frank P. Willey

Partner

Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the

New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Grant Thornton LLP

4695 MacArthur Court Suite 1600

Newport Beach, CA 92660

TRANSFER AGENT

Continental Stock Transfer & Trust

1 State Street, 30th Floor

New York, NY 10004

(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING

INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications

Jamie Lillis

203-428-3223

jlillis@soleburystrat.com

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

(702) 323-7330

cannaeholdings.com